SCHEDULE 1

Shares of Class A Common Stock Acquired or Disposed of by the Reporting Persons in the last 60 days

1.	Clarence H. Smith

No transactions.

Transaction Date	Nature of Transaction (Acquisition/Disposition)	Number of Shares	Price Per Share	Where and How Transaction Effected
June 12, 2019	Acquisition	25,000	N/A	Exchange*
August 1, 2025	Acquisition	12,500	N/A	Exchange*
March 17, 2026	Acquisition	700	N/A	Exchange*

* Exchange of Common Stock of the Company for the same number of shares of Class A Common Stock of the Company.

2.	Villa Clare Partners, L.P.

No transactions.

3.	West Wesley Associates, LLC

No transactions.